Exhibit 99.1
[THE HAIN CELESTIAL GROUP LOGO OMITTED]

Contacts:
Ira Lamel/Mary Anthes	David Lilly/Paige Gruman
The Hain Celestial Group, Inc.	Kekst and Company
631-730-2200	212-521-4800

THE HAIN CELESTIAL GROUP ANNOUNCES
FIRST QUARTER FISCAL YEAR 2010 RESULTS

Earnings Grow 17.6% to $0.20 Per Share

Operating Free Cash Flow Improves
 by $56.4 Million in the Latest 12 Months

Solid Performance Continues
in Hain Celestial US Operations

Reconfirms Guidance of $1.19 - $1.28 Per Share

Melville, NY, November 5, 2009—The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading natural and organic products company providing consumers with A Healthy Way of Life™, today reported results for the first quarter ended September 30, 2009.  The Company reported that earnings per share grew 17.6% to $0.20 per share on net income of $8.1 million as compared to the prior year quarter earnings of $0.17 per share on net income of $7.0 million, on the strength of profit contributions from the Company’s United States and Continental European operations.  These results are after the Company absorbed charges of $1.8 million, or $0.03 per share, for the planned and previously disclosed consolidation of its two United Kingdom-based fresh food-to-go production facilities, and a $1.0 million, or $0.02 per share, net loss representing the Company’s minority interest in the quarterly results of Hain Pure Protein (“HPP”).

Sales for the first quarter this year totaled $230.5 million versus $248.4 million in the prior year first quarter, after deducting $38.4 million of sales for HPP. Total sales in the prior year quarter amounted to $286.8 million including HPP, which was then a consolidated subsidiary. Sales in the current year first quarter were impacted by increased promotional spending activity and, the Company believes, would have otherwise increased over last year’s quarter with the comparison unfavorably affected by a total of approximately $22 million from destocking at a major distributor, the Celestial Seasonings® SKU rationalization, reductions of personal care product sales into the chain drug channel, the phasing out of the supply of fresh sandwiches to a major retail customer in the United Kingdom and changes in foreign currencies.

“Last year at this time we were experiencing strong sales in our first quarter, which began to moderate in the second quarter.  In the current economic climate we are encouraged by signs of momentum in the United States, Canada and selected parts of Europe.  This year we continue to see expanded distribution from new channels even as certain customers have reduced their inventory levels in the quarter,” said Irwin D. Simon, President and Chief Executive Officer.  “The Company realized more favorable fuel and commodity input pricing, cost containment and productivity initiatives.  We believe the Company will continue to benefit from such initiatives and from new customers at our Fakenham facility, where we have seen expansion of both the Linda McCartney® brand and private label sales in the United Kingdom.”

“In the United Kingdom, where we continue to focus on improving our sales and operating performance, we have consolidated into fewer production locations.  We have moved production of Daily Bread™ products into our Luton facility.  This consolidation has gone well and is now substantially complete, although additional consolidation costs will impact our second quarter.  We continue to produce our frozen meat-free offerings at our Fakenham facility and our non-dairy beverage products at our Manchester facility,” Mr. Simon said. “In addition, we absorbed a net loss from our minority interest in HPP amounting to $1.0 million in the quarter, which arose principally from sales of existing inventory of commodity products at lower than anticipated prices. We are encouraged by the progress HPP is making in moving away from commodity poultry products and concentrating on antibiotic-free products.  We look forward to a return to profitable results at HPP during the remainder of the fiscal year.”

Gross margins in this year’s first quarter were 26.8% compared to 24.0% in the prior year quarter.  The 280 basis point increase in gross margin is reflective of the deconsolidation of HPP offset by increased promotional spending.  The Company anticipates higher margin performance in the coming quarters of the fiscal year.

Selling, general and administrative expenses were 18.5% as a percentage of sales in this year’s first quarter compared to 18.6% in the prior year quarter.  The deconsolidation of HPP, which operates at a lower expense base, affected the comparison of selling, general and administrative expenses as a percentage of sales by 183 basis points.  This increase was offset by reductions in spending resulting from the Company’s focus on cost control, including the benefit of actions taken in reducing headcount and consolidating locations.

“As stated when we reported our year-end results in late August, we expect to see a stronger second half of fiscal year 2010.  With the benefit of new commodity contracts, we plan to maintain our higher level of promotional spending toward the consumer in the upcoming quarters and expect this to further our sales momentum,” stated Irwin Simon.  “We’re excited about the launch of Martha Stewart Clean products, which are in selected stores now, and the nationwide rollout scheduled for early calendar year 2010.  We are also excited about our joint venture with Hutchison Whampoa’s China Meditech with its anticipated rollout of co-branded Zhi Ling Tong and Earth’s Best® products later in the calendar year. In addition, we expect that as consumers dine at home and seek out more natural products, our Natural Initiative’s back-to-basics approach to food labeling should solidify our leadership role in the natural and organic consumer products category,” concluded Irwin Simon.

The Company’s balance sheet remains strong. The Company reduced borrowings by $16.3 million in the quarter bringing the total debt reduction to $76.5 million over the most recent 12 months.  Debt as a percentage of equity was 33.8%, with equity at $716.1 million at September 30, 2009.  Operating free cash flow was $30.4 million over the most recent 12-month period, improving by $56.4 million from a year ago.

Fiscal Year 2010 Guidance
The Company reconfirmed its fiscal year 2010 guidance of $1.19 to $1.28 of earnings per share.  For the full fiscal year 2010, sales are expected to increase from 4% to 6% from the Company’s fiscal year 2009 sales base less HPP sales, items discontinued in the SKU rationalization and the reclassification of promotional expenses.  Net sales are expected to be $1.0 billion to $1.02 billion due to the reclassification.

Webcast and Upcoming Events
Hain Celestial will host a conference call and webcast at 4:30 PM Eastern Standard Time today to review its first quarter fiscal year 2010 results. The Company is scheduled to present at several investor conferences including:  Citi’s Small/Mid-Cap Conference on November 20, 2009 and J. P. Morgan’s SMid Cap Conference on December 3, 2009. These events will be webcast and available under the Investor Relations section of the Company’s website at www.hain-celestial.com.

The Hain Celestial Group
The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic products company in North America and Europe. Hain Celestial participates in many natural categories with well-known brands that include Celestial Seasonings®, Terra®, Garden of Eatin’®, Health Valley®, WestSoy®, Earth’s Best®, Arrowhead Mills®, MaraNatha®, SunSpire®, DeBoles®, Gluten Free Café™, Hain Pure Foods®, Hollywood®, Spectrum Naturals®, Spectrum Essentials®, Walnut Acres Organic®, Imagine®, Rice Dream®, Soy Dream®, Rosetto®, Ethnic Gourmet®, Yves Veggie Cuisine®, Granose®, Realeat®, Linda McCartney®, Daily Bread™, Lima®, Grains Noirs®, Natumi®, JASON®, Zia® Natural Skincare, Avalon Organics®, Alba Botanica®, Queen Helene®, Tushies® and TenderCare®.  Hain Celestial has been providing “A Healthy Way of Life™” since 1993.  For more information, visit www.hain-celestial.com.

Safe Harbor Statement
This press release contains forward-looking statements under Rule 3b-6 of the Securities Exchange Act of 1934, as amended.  Words such as “expect,” “expected”, “anticipate,” “estimate,” “believe,” “may,” “potential,” “can,” “position”, “positioned,” “should,” “plan,” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve known and unknown risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks include but are not limited to our ability to achieve our guidance for sales and earnings per share in fiscal year 2010 given the recessionary environment in the U.S. and other markets that we sell products as well as economic and business conditions generally and their effect on our customers and consumers’ product preferences, and our business, financial condition and results of operations; changes in estimates or judgments related to our impairment analysis of goodwill and other intangible assets; our ability to implement our business and acquisition strategy, including our strategy for improving results in Europe; HPP’s ability to implement its business strategy; our ability to realize sustainable growth generally and from investments in core brands, offering new products and our focus on cost containment, productivity, cash flow and margin enhancement in particular, our ability to effectively integrate our acquisitions; our ability to successfully execute our joint ventures; competition; the success and cost of introducing new products as well as our ability to increase prices on existing products, availability and retention of key personnel; our reliance on third party distributors, manufacturers and suppliers; our ability to maintain existing contracts and secure and integrate new customers; our ability to respond to changes and trends in customer  and consumer demand, preferences and consumption; international sales and operations; changes in  fuel and commodity costs; the continuing adverse effects on our results of operations from the impacts of foreign exchange; the resolution of the civil litigation regarding our stock option practices; changes in, or the failure to comply with, government regulations; and other risks detailed from time-to-time in the Company’s reports filed with the SEC, including the annual report on Form 10-K for the fiscal year ended June 30, 2009.  As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity and achievements and neither the Company nor any person assumes responsibility for the accuracy and completeness of these statements.

Non-GAAP Financial Measures
Management believes that the non-GAAP financial measures presented provide useful additional information to investors about current trends in the Company’s operations and are useful for period-over-period comparisons of operations.  These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures.  In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded.  They should only be read in connection with the Company’s condensed consolidated statements of earnings presented in accordance with GAAP.

The Company defines Operating Free Cash Flow as cash provided from operating activities less capital expenditures.  For the 12-month period ended September 30, 2009, cash provided from operating activities was $42.7 million and capital expenditures were $12.3 million for a total of $30.4 million.

Under the Investor Relations section of the Company’s website at www.hain-celestial.com, the Company will post a schedule detailing the reclassification of promotional expenses for each annual and quarterly period in fiscal years 2009 and 2008 to allow comparison to reported amounts.

THE HAIN CELESTIAL GROUP, INC.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended Sept. 30,
	2009	2008
	(Unaudited)
		Note A
Net sales	$230,484	$286,784
Cost of sales	168,676	217,951
Gross profit	61,808	68,833

SG&A expenses	42,564	53,339
Restructuring expenses	1,779	598

Operating income	17,465	14,896

Interest expense and other expenses	3,042	3,984
Equity in net loss of unconsolidated affiliate, net	996	-
Income before income taxes	13,427	10,912
Income tax provision	5,337	4,146
Net income	$8,090	$6,766

Loss attributable to noncontrolling interest	-	256
Net income attributable to The Hain Celestial Group, Inc.	$8,090	$7,022

Basic net income per share	$0.20	$0.17

Diluted net income per share	$0.20	$0.17

Weighted average common shares outstanding:
Basic	40,701	40,225
Diluted	41,159	41,499

Note A -
The three months ended September 30, 2008 includes an adjustment of $2,533 ($12,572 for the fiscal year ended June 30, 2009) to reclassify certain promotional expenses which had the effect of reducing selling, general and administrative expenses and reducing net sales. The reclassification did not affect reported net income.

THE HAIN CELESTIAL GROUP, INC.
Consolidated Balance Sheets
(In thousands)

	Sept. 30,	June 30,
	2009	2009
		(Audited)

ASSETS
Current assets:
Cash and cash equivalents	$16,647	$41,408
Trade receivables, net	131,838	114,506
Inventories	165,238	158,590
Deferred income taxes	13,333	13,028
Other current assets	17,149	21,599
Total current assets	344,205	349,131

Property, plant and equipment, net	102,786	102,135
Goodwill, net	460,293	456,459
Trademarks and other intangible assets, net	148,055	149,196
Investments in and advances to affiliates	46,328	49,061
Other assets	17,177	17,514
Total assets	$1,118,844	$1,123,496

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$127,808	$134,618
Income taxes payable	5,582	1,877
Current portion of long-term debt	43	44
Total current liabilities	133,433	136,539

Deferred income taxes	24,633	24,615
Other noncurrent liabilities	2,656	2,647
Long-term debt, less current portion	242,036	258,372
Total liabilities	402,758	422,173

Stockholders' equity:
Common stock	417	417
Additional paid-in capital	504,752	503,161
Retained earnings	220,375	212,285
Treasury stock	(16,326)	(16,309)
Accumulated other comprehensive income	6,868	1,769
Total stockholders' equity	716,086	701,323

Total liabilities and stockholders' equity	$1,118,844	$1,123,496